EXHIBIT 10.01

SECOND AMENDMENT TO CREDIT AGREEMENT

Parties:

“CoBank”:	CoBank, ACB
5500 South Quebec Street
Greenwood Village, Colorado 80111

“Borrower”:	Pilgrim’s Pride Corporation
110 South Texas Street
Pittsburg, Texas 75686

“Syndication Parties”:	Whose signatures appear below

Execution Date: January 4, 2007

Recitals:

A. CoBank (in its capacity as the Administrative Agent (“Agent”), the Syndication Parties signatory thereto, and Borrower have entered into that certain 2006 Amended and Restated Credit Agreement (Convertible Revolving Loan and Term Loan) dated as of September 21, 2006, and that certain First Amendment to Credit Agreement dated as of December 13, 2006 (as so amended and as amended, modified, or supplemented from time to time in the future, the “Credit Agreement”) pursuant to which the Syndication Parties, and any entity which becomes a Syndication Party on or after September 21, 2006, have extended certain credit facilities to Borrower under the terms and conditions set forth in the Credit Agreement.

B. Borrower has requested that the Agent and the Syndication Parties modify certain provisions of the Credit Agreement, which the Agent and the Syndication Parties are willing to do under the terms and conditions as set forth in this Second Amendment to Credit Agreement (“Second Amendment”).

Agreement:

Now, therefore, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Credit Agreement. The Credit Agreement is amended as of the Effective Date as follows:

1.1 The following Sections in Article 1 are amended to read as follows:

1.127 Term Loan Availability Period: shall mean (a) with respect to Term Advances under Individual Term Loan Commitments as they existed on September 21, 2006, the period from the Closing Date until the Banking Day immediately after the earlier of (i) the thirtieth (30th) day after the date on which Borrower has acquired 100% of the Gold Kist Stock; or (ii) the six (6) month anniversary of the Closing Date; and (b) with respect to Term Advances made by a Funding Source under a Term Commitment Increase (but only by such Funding Source), the period from the Term Commitment Increase Date applicable to such Funding Source until end of the day which is one (1) Banking Day after such Term Commitment Increase Date.

1.132 Treasury Rate: means a per annum rate equal to the yield to maturity of the maturity appropriate United States Treasury Security (calculated to three (3) decimal places in accordance with standard market practice), as quoted on the Bloomberg screen page PX1 (or any recognized quotation source selected by the Administrative Agent in its sole discretion if the Bloomberg Government Pricing Monitor is not available or is manifestly erroneous) at 10:00 a.m., Mountain Time on the date of determination, provided that for Term Advances under the Fixed Rate Tranche, such determination shall be made on the second Banking Day prior to the Term Loan Advance Date.

1.2 Section 3.9 is amended to read as follows:

3.9 Increase of Aggregate Term Commitment. Borrower shall have the right to increase the Aggregate Term Commitment from time to time prior to the expiration of the Revolving Loan Availability Period, in an amount (each such increase a “Term Commitment Increase”) which would bring the Aggregate Term Commitment to a maximum of $750,000,000.00; provided that each of the following conditions has been satisfied: (a) no Event of Default or Potential Default has occurred and is continuing; (b) Borrower has submitted to the Administrative Agent a written request for such Term Commitment Increase, specifying (i) the aggregate dollar amount thereof, which shall be a minimum of $50,000,000.00 and in increments of $10,000,000.00, (ii) the name of one or more financial institutions or Farm Credit System Institutions (which, in any case, may be an existing Syndication Party hereunder or an affiliate thereof) that has committed to provide funding of the Term Commitment Increase pursuant to the terms of, and as a Syndication Party under, this Agreement (each a “Funding Source”), (iii) the amount of the Term Commitment Increase which each such Funding Source has committed to provide (in each case the “Individual Term Commitment Increase Amount”), which must be a minimum of $10,000,000.00 and in increments of $1,000,000.00 and the allocation thereof between the Floating Rate Tranche and the Fixed Rate Tranche, and (iv) the effective date of such Term Commitment Increase (“Term Commitment Increase Date”); (c) each Funding Source has, unless it is at such time a Syndication Party hereunder, executed an Adoption Agreement on or before, and effective as of, the Term Commitment Increase Date; (d) the Administrative Agent has approved each Funding Source as a Syndication Party hereunder (unless such Funding Source is already a Syndication Party or an affiliate thereof), which approval shall not be unreasonably withheld; and (e) Borrower has, if requested by such Funding Source(s), executed such additional Term Note - Floating

Rate Tranche and/or Term Note - Fixed Rate Tranche payable to such Funding Source(s) and in such amounts, as the Administrative Agent shall require to reflect the Term Commitment Increase as allocated between the Floating Rate Term Commitment and the Fixed Rate Term Commitment. Upon the satisfaction of each of the foregoing conditions, (v) (i) the Aggregate Term Commitment shall be automatically increased by the amount of the Term Commitment Increase, (ii) the Floating Rate Term Commitment shall be automatically increased by the amount of the Term Commitment Increase allocated to the Floating Rate Tranche, and (iii) the Fixed Rate Term Commitment shall be automatically increased by the amount of the Term Commitment Increase allocated to the Fixed Rate Tranche; (w) the Individual Term Pro Rata Share of each of the Syndication Parties, including the Funding Source, shall be recalculated by the Administrative Agent to reflect the amount of the Term Commitment Increase which each such Funding Source has committed to provide, and the amount of the Term Commitment Increase, in each case allocated between the Floating Rate Term Commitment and the Fixed Rate Term Commitment as applicable; (x) the Funding Source(s) shall not be allocated any portion of the existing Term Advances, but shall fund an amount up to their respective Individual Term Commitment Increase Amount on or before the expiration of the applicable Term Loan Availabilty Period; and (y) the Administrative Agent shall revise Schedule 1 to reflect the Term Commitment Increase, and its allocation between the Floating Rate Term Commitment and the Fixed Rate Term Commitment.

1.3 Section 5.5 is amended to read as follows:

5.5 Voluntary Prepayments. Borrower shall have the right to make payments on the Revolving Loan and, subject to the limitations in Subsection 5.7.2 hereof, to prepay (“Voluntary Prepayments”) all or any part of the outstanding principal balance under the Term Loan, the Voluntary Converted Loan and/or the Automatic Converted Loan at any time, in minimum amounts of $1,000,000.00 and in integral multiples of $500,000.00 in the event such prepayment occurs prior to the date on which Borrower acquires 100% of the Gold Kist Stock, or in minimum amounts of $5,000,000 and integral multiples of $1,000,000 thereafter (or the entire outstanding balance in each case, if less) on any Banking Day; provided that (a) in the event of prepayment of any LIBO Rate Loan or the Floating Rate Tranche (i) Borrower must provide three (3) Banking Days notice to the Administrative Agent prior to making such prepayment, and (ii) Borrower must, at the time of making such prepayment, pay (A) all Funding Losses applicable to such prepayment, and (B) all interest accrued as of the date of such prepayment; and (b) in the event of prepayment of the Fixed Rate Tranche, Borrower must (i) provide ten (10) days notice to the Administrative Agent prior to making such prepayment, and (ii) at the time of making such prepayment, pay (A) all Prepayment Fees applicable to such prepayment, and (B) all interest accrued as of the date of such prepayment. Principal amounts paid or voluntarily prepaid on the Revolving Loan (but not including the Voluntary Converted Loan) may be reborrowed under the terms and conditions of this Credit Agreement during the Revolving Availability Period. Principal amounts paid or voluntarily prepaid on the Term Loan may not be reborrowed.

1.4 Subsection 14.9.1 is amended to read as follows:

14.9.1 Funding Losses; Prepayment Fees. (a) to each Syndication Party the amount of any Funding Losses paid by Borrower to the Administrative Agent in connection with a prepayment of any portion of a LIBO Rate Loan, in accordance with the Funding Loss Notice such Syndication Party provided to the Administrative Agent, no later than 3:00 P.M. (Central time) on the same Banking Day that payment of such Funding Losses is received by the Administrative Agent, if received no later than 1:00 P.M. (Central time), or the next Banking Day if received by the Administrative Agent thereafter; and (b) in the event of a prepayment of any portion of the Fixed Rate Tranche of the Term Loan, to each Syndication Party which extended any portion of Fixed Rate Tranche being prepaid, such Syndication Party’s share (based on the proportion of the amount being prepaid which was funded by such Syndication Party) of any required Prepayment Fees, on the same Banking Day that payment of such Prepayment Fee is received by the Administrative Agent, if received no later than 1:00 P.M. (Central time), or the next Banking Day if received by the Administrative Agent thereafter.

1.5 The following defined terms are added to the list immediately before Article 2:

Individual Term Commitment Increase Amount	Section 3.9
Individual Term Commitment Increase Date	Section 3.9

2. Conditions to Effectiveness of this Second Amendment. The effectiveness of this Second Amendment is subject to satisfaction, in the Administrative Agent’s sole discretion, of each of the following conditions precedent (the date on which all such conditions precedent are so satisfied shall be the “Effective Date”):

2.1 Delivery of Executed Loan Documents. Borrower shall have delivered to the Administrative Agent, for the benefit of, and for delivery to, the Administrative Agent and the Syndication Parties, the following documents, each duly executed by Borrower and any other party thereto:

A. This Second Amendment

2.2 Syndication Parties Execution. The Administrative Agent shall have received copies of this Second Amendment executed by at least the Required Lenders.

2.3 Representations and Warranties. The representations and warranties of Borrower in the Credit Agreement shall be true and correct in all material respects on and as of the Effective Date as though made on and as of such date.

2.4 No Event of Default. No Event of Default shall have occurred and be continuing under the Credit Agreement as of the Effective Date of this Second Amendment.

2.5 Payment of Fees and Expenses. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available federal funds (a) all fees presently due under the Credit Agreement (as amended by this Second Amendment); and (b) all expenses owing as of the Effective Date pursuant to Section 15.1 of the Credit Agreement.

3. General Provisions.

3.1 No Other Modifications. The Credit Agreement, as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.

3.2 Successors and Assigns. This Second Amendment shall be binding upon and inure to the benefit of Borrower, Agent, and the Syndication Parties, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of all the Syndication Parties.

3.3 Definitions. Capitalized terms used, but not defined, in this Second Amendment shall have the meaning set forth in the Credit Agreement.

3.4 Severability. Should any provision of this Second Amendment be deemed unlawful or unenforceable, said provision shall be deemed several and apart from all other provisions of this Second Amendment and all remaining provision of this Second Amendment shall be fully enforceable.

3.5 Governing Law. To the extent not governed by federal law, this Second Amendment and the rights and obligations of the parties hereto shall be governed by, interpreted and enforced in accordance with the laws of the State of Colorado.

3.6 Headings. The captions or headings in this Second Amendment are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Second Amendment.

3.7 Counterparts. This Second Amendment may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by a party by telefax, facsimile, or e-mail transmission of an Adobe® file format document (also known as a PDF file) shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Second Amendment by telefax, facsimile, or e-mail transmission of an Adobe® file format document also shall deliver an original executed counterpart of this Second Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Second Amendment.

[Signatures to follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the Effective Date.

ADMINISTRATIVE AGENT:	CoBank, ACB

	By:	/s/ Jim Stutzman
	Name:	Jim Stutzman
	Title:	Vice President

BORROWER:	Pilgrim’s Pride Corporation

	By:	/s/ Richard A. Cogdill
	Name:	Richard A. Cogdill
	Title:	Exe. VP, CFO, Sec & Treas.

SYNDICATION PARTIES:	CoBank, ACB

	By:	/s/ Jim Stutzman
	Name:	Jim Stutzman
	Title:	Vice President

Agriland, FCS

	By:	/s/ Roger Brist
	Name:	Roger Brist
	Title:	Chief Executive Officer

Deere Credit, Inc.

	By:	/s/ Raymond L. Murphey
	Name:	Raymond L. Murphey
	Title:	Senior Account Credit Manager

Bank of the West

By:	/s/ Lee Rosin
Name:	Lee Rosin
Title:	Regional Vice President

John Hancock Life Insurance Company

By:	/s/ Kennith L. Warlick
Name:	Kenneth L. Warlick
Title:	Managing Director

The Variable Annuity Life Insurance Company

By:	/s/ Lochlan O. McNew
Name:	Lochlan O. McNew
Title:	Managing Director

The United States Life Insurance Company in the City of New York

By:	/s/ Lochlan O. McNew
Name:	Lochlan O. McNew
Title:	Managing Director

Merit Life Insurance Co.

By:	/s/ Lochlan O. McNew
Name:	Lochlan O. McNew
Title:	Managing Director

American General Assurance Company

By:	/s/ Lochlan O. McNew
Name:	Lochlan O. McNew
Title:	Managing Director

AIG International Group, Inc.

By:	/s/ Lochlan O. McNew
Name:	Lochlan O. McNew
Title:	Managing Director

AIG Annuity Insurance Company

By:	/s/ Lochlan O. McNew
Name:	Lochlan O. McNew
Title:	Managing Director

Transamerica Life Insurance Company

By:	/s/ Thomas L. Nordstrom
Name:	Thomas L. Nordstrom
Title:	Vice President

The CIT Group/Business Credit, Inc.

By:	/s/ Mike Ryno
Name:	Mike Ryno
Title:	Vice President

Metropolitan Life Insurance Company

By:	/s/ Steven D. Craig
Name:	Steven D. Craig
Title:	Director

Cooperative Centrale Raiffeisen- Boerenleenbank B.A., “Rabobank- Nederland” New York Branch

By:	/s/ Michalene Donegan
Name:	Michalene Donegan
Title:	Executive Director

Farm Credit Services of America, PCA

By:	/s/ Rebecca Morrow
Name:	Rebecca Morrow
Title:	Executive Director